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                                EXHIBIT NO. 6.6

                   LEASE BETWEEN SOUTHERN HARDWOODS, INC. AND
               CITY OF PENSACOLA, FLORIDA DATED NOVEMBER 18, 1999


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STATE OF FLORIDA)

COUNTY OF ESCAMBIA }

                                      LEASE

     THIS LEASE made and entered into this 18th day of November, 1999 between the CITY OF PENSACOLA, a Municipal Corporation, organized and existing under the laws of the State of Florida, as Party of the First Part, hereinafter called Lessor;

                                       and

          Southern Hardwoods, Inc., a Florida Corporation, as Party of the Second Part, hereinafter called Lessee.

     THIS LEASE is made for the benefit of the parties, their heirs, personal representatives, successors and assigns and for convenience, reference is made to them in the singular number and neuter gender.

     WITNESSETH, THAT, in consideration of the covenants hereinafter contained it is agreed as follows:

1) DEMISE.

          Lessor does hereby lease to Lessee the following described property, owned by Lessor and located in Escambia County.

                  All of Warehouse #9, Warehouse #7, Office Trailer #7C and 225 square feet of open ground storage.
                 (See Exhibit A attached).

2) TERM.

          The term of this Lease shall be for a period of ten years (10) beginning January 5, 2000, and ending January 4, 2010.

     Provided Lessee is not in default and provided further that Lessee has made all


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payments required to be made hereunder, Lessor may extend this lease for ten additional contract years if requested by the Lessee under to be determined mutually agreed upon terms and conditions. Lessee shall be required to give not less than 180 days advance written notice of its intention to renew the basic ten-year term as described above.

               LESSEE COVENANTS AND AGREES WITH LESSOR AS FOLLOWS:

3) USE.

          A) To use the demised premises for the operation and administration only of a business devoted to those activities related to import and export cargo receipt and processing of wood products at the Port of Pensacola. Said use of the demised premises shall contribute predominately to the waterborne commerce through the Port of Pensacola as it pertains to wood products.

     B) To make no unlawful, improper or offensive use of the demised premises and to comply with all laws, codes, ordinances, rules and regulations of all governmental bodies having jurisdiction thereof.

4) RENT

     A) Lessee agrees to pay to Lessor and Lessor agrees to accept as rent for the leased premises of Warehouse #9, Warehouse #7, Office Trailer #7C, and 225 square feet of open ground storage for the ten year term of this lease which shall end on January 4, 2010 of this Agreement the following: Year 1 - $60,000; Year 2 - $65,000; Year 3 - $70,000; Year 4 - $75,000; Year 5 - $85,000; Year 6 -
$90,000; Year 7 - $95,000; Year 8 - $100,000; Year 9 - $105,000; Year 10 -
$110,000. Rent shall by payable in monthly payments in advance on the Ninth
(9th) day of each and every month beginning with the payment due on January 5, 2000 and continuing monthly thereafter on the 9th day of each and every month until the entire rental payment agreed to be paid hereunder for the lease term has been made.

     B) To pay to Lessor appropriate Florida State Sales Tax applicable to each rental payment and Lessor shall remit each such Sales Tax payment to the Florida Department of


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Revenue. The Sales Tax currently applicable is Seven and One-Half percent
(7.5%) of each payment.

5) GUARANTEED ANNUAL MINIMUM REVENUES

     This guaranteed annual minimum would consist of the following fees - wharfage, dockage, handling, and stevedore - that would generate as the result of Southern Hardwoods having a presence at the Port. The only instance in which the Port would bill Southern Hardwood for this annual minimum would be if the fees generated by wharfage, dockage, handling, and stevedore did not reach the following amounts in a specific year: Year 1 - $93,600; Year 2 - $93,600; Year 3
- $93,600; Year 4 - $93,600; Year 5 - $109,200; Year 6 - $124,800; Year 7 -
$140,400; Year 8 - $156,000; Year 9 - $171,600; Year 10 - $187,200. The wharfage rates in effect during the initial term of this lease shall be as follows: $1.40 for annual short tons from 1 to 30,000; $1.20 for annual short tons from 30,001 to 60,000; and $1.00 for annual short tons from 60,001 and greater.

6) UTILITIES

     Lessee shall pay promptly when due all charges for utilities used on or from the demised premises during the term of this Lease.

7) IMPROVEMENTS

     Lessee shall have no right to undertake the construction of any improvements or alterations, nor to alter nor add to improvements once constructed without having first obtained the written consent of Lessor except as provided herein below. Lessee shall submit to Lessor detailed plans and specifications for any contemplated improvement or alteration before Lessor shall be required to give such consent which consent shall not be unreasonably withheld, delayed or conditioned. The cost of any such construction or alteration shall be undertaken at Lessee's expense.

     Lessee shall obtain all required permits from the County of Escambia, State Board of Health and any municipality or other governmental body having jurisdiction thereof and any


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construction thereon shall be in accordance with all ordinances, laws, rules and regulations applicable thereto.

     Any alterations, additions or improvements which may be erected, installed or affixed on or in the Premises during the term of the Lease shall be deemed a part of the demised property and become the sole and absolute property of the Lessor at the termination of the Lease. Notwithstanding the foregoing, Lessor shall have the right to require Lessee to remove such alterations and restore the Premises to its original condition prior to the termination of the Lease term.

     Southern Hardwoods will receive a rent credit in Year 1 of the lease for the actual cost of the electrical improvements to Warehouse No. 9 and water/sewer improvements to facilitate an office trailer up to a maximum of $52,750. This is based upon the Port of Pensacola's consulting engineer's estimate to perform the electrical upgrade of $40,000 and the water and sewer improvements south of Warehouse #7 of $12,750.

8) RIGHT TO INSPECT

     Lessor or any of its authorized agents or employees shall have the right to enter upon the demised premises upon reasonable notice during reasonable hours with a representative of Lessee to inspect same for any reason or in order to make inquiry or ascertain whether Lessee is complying with the terms of this Lease.

9) BANKRUPTCY OR INSOLVENCY OF LESSEE

     If Lessee shall become insolvent or if bankruptcy shall be begun by or against Lessee, and within ninety (90) days thereof Lessee fail to secure a discharge thereof, or if Lessee should make an assignment for the benefit of creditors before the end of the Lease term, Lessor is hereby irrevocably authorized at its option, to forthwith cancel this Lease as for a default. Lessor may elect to accept rent from any receiver, trustee or other judicial officer during the term of their occupancy in their fiduciary capacity without affecting Lessor's right as contained in this agreement, but no receiver, trustee or other judicial officer shall ever have any


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right, title or interest in and to the above described property by virtue of this Lease.

10) POLLUTION/ENVIRONMENTAL PROTECTION

     Lessee shall at all times be responsible for compliance with all Federal and State regulations concerning pollution control, abatement and clean up and shall not suffer or permit any pollutants or hazardous substances to remain on the premises in violation of public law.

     Lessee agrees to indemnify, defend and hold harmless Lessor from and against any and all cost, expenses (including reasonable attorney's fees), claims, damages, actions, liabilities, fines and penalties of whatsoever nature arising out of or in connection with Lessee's noncompliance with Federal and State regulations concerning pollution control, abatement and clean up or in connection with the presence of any pollutants or hazardous substances on the premises in violation of applicable law during the term of the lease,. This provision shall survive termination of this lease.

11) TIME OF ESSENCE

     It is understood and agreed between the parties hereto that time is of the essence of this Lease and shall apply to all terms and conditions contained herein.

12) MAINTENANCE

     Lessee agrees to maintain the interior of the building and other improvements situate on the demised premises in a good state of repair and in safe condition at its own expense. Lessor shall maintain all structural portions, building systems and the exterior of the building including without limitation, the roof and all common ground parking areas in a good state of repair and condition which Lessor represents are in good working order. The parking areas will stay well lit at all times.

     Lessee shall maintain the grounds and parking area within the demised premises in a safe, neat and orderly manner, free from trash, debris or other unsafe, unsightly and unsanitary manner.


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     Should Lessee fail to comply with the terms and conditions of this Section within a period of forty-five (45) days following written notice of such failure, the Lessor reserves the right to take any action to cure said failure. Should the Lessor take action to cure failures, the Lessee shall pay to the Lessor an amount equal to the Lessor's cost for such actions plus a ten percent (10%) administrative charge. Said payment is to be made by the 10th day of the following month in addition to any other payments due.

13) ASSIGNMENT OR SUBLETTING

     Lessee shall not assign its interest in this Lease nor sublet all or any part of the demised premises nor mortgage, hypothecate nor otherwise encumber its interest in the Lease except to an affiliate of the Lessee, unless the Lessee has obtained a prior written approval and consent of the Lessor, which consent shall not be unreasonably withheld or delayed.

14) COMPLIANCE WITH GOVERNMENTAL REGULATIONS.

     Lessee, in the use and enjoyment of said premises, shall comply with all governmental regulations, statutes, ordinances, rules and directives of any Federal, State, County or Municipal governmental units or agencies having jurisdiction over the demised premises or the business being conducted thereon and all rules and regulations now in effect or hereafter imposed by Lessor shall be imposed uniformly against all businesses or industries located or providing services at the Port of Pensacola.

     If the Lessor incurs any fines and/or penalties imposed by Federal, State, County or Municipal authorities as a result of the acts or omissions of Lessee, its partners, officers, agents, employees, contractors, subcontractors, assigns, subtenants, or anyone acting under its direction and control, then Lessee shall be responsible to pay or reimburse the Lessor for all such costs and expenses.

15) TARIFF

     Lessee agrees to be bound and governed by all rules and regulations published in the Port of Pensacola Terminal Tariff No. 4 and all amendments thereto or reissues thereof.


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     Nothing herein contained shall be construed to confer upon Lessee any special rights with respect to tariff charges imposed at the Port of Pensacola. Nothing in this agreement shall be construed or interpreted as granting Lessee preferential berthing for vessels owned or controlled by Lessee at any facility within the Port. Lessee shall pay all applicable tariff charges in addition to the fees and assessments provided for in this lease

16) INSURANCE AND INDEMNIFICATION

     The Lessee shall procure and maintain insurance of the types and to the limits specified at all times during the terms of this lease.

     The term City as used in this section of the Lease Agreement is defined to mean the City of Pensacola itself, any subsidiaries or affiliates, elected and appointed officials, employees, volunteers, representatives and agents. The Lessee and the City understand and agree that the minimum limits of insurance herein required may become inadequate during the term of this Lease. The Lessee and the City agree that the minimum limits may be increased to reasonable amounts upon any annual anniversary date of this Lease.

     Insurance shall be issued by an insurer whose business reputation, financial stability and claims payment reputation is satisfactory to the City, for the City's protection only. Unless otherwise agreed, the amounts, form and type of insurance shall conform to the following minimum requirements:

     1.WORKERS' COMPENSATION

     The Lessee shall purchase and maintain Workers' Compensation Insurance Coverage for all Workers' Compensation obligations whether legally required or not. Additionally, the policy, or separately obtained policy, must include Employers Liability Coverage of at least $100,000 each person - accident, $100,000 each person - disease, $500,000 aggregate -disease. Coverage must be included for the Longshore and Harbor Workers Compensation Act. This coverage may be written on an "if any" basis.


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     2.COMMERCIAL GENERAL, AUTOMOBILE AND UMBRELLA LIABILITY
COVERAGES

The Lessee shall purchase coverage on forms no more restrictive than the latest editions of the Commercial General Liability and Business Auto policies filed by the Insurance Services Office. The City shall be an Additional Insured under the policy for the terms and conditions of this Lease. The City shall not be considered liable for premium payment, entitled to any premium return or dividend and shall not be considered a member of any mutual or reciprocal company. Minimum limits of $1,000,000 per occurrence, and per accident, combined single limit for liability must be provided, with umbrella insurance coverage making up any difference between the policy limits of underlying policies coverage and the total amount of coverage required.

     COMMERCIAL GENERAL LIABILITY coverage must be provided, including bodily injury and property damage liability for premises and operations, products and completed operations, contractual liability, and independent contractors. Broad Form Commercial General Liability coverage, or its equivalent shall provide at least, broad form contractual liability applicable to this specific Lease, personal injury liability and broad form property damage liability. The coverage shall be written on occurrence-type basis. Fire Liability shall be endorsed onto this policy in an amount of at least $100,000 per occurrence.

     BUSINESS AUTO POLICY coverage must be provided, including bodily injury and property damage arising out of operation, maintenance or use of owned, non-owned and hired automobiles and employee non-ownership use.

     UMBRELLA LIABILITY INSURANCE coverage shall not be more restrictive than the underlying insurance policy coverages. The coverage shall be written on an occurrence-type basis.

     3.CERTIFICATES OF INSURANCE

Required insurance shall be documented in the Certificates of Insurance which provide that the City of Pensacola shall be notified at least thirty (30) days in advance of cancellation, non-renewal or adverse change or restriction in coverage. The City of Pensacola shall be named


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on each Certificate as an Additional Insured and this Lease shall be listed. If required by the City, the Lessee shall furnish copies of the Lessee's insurance policies, forms, endorsements, jackets and other items forming a part of or relating to such policies. Certificates shall be on the "Certificate of Insurance" form equal to, as determined by the City an ACORD 25. Any wording in a Certificate which would make notification of cancellation, adverse change or restriction in coverage to the City an option shall be deleted or crossed out by the insurance carrier or the insurance carrier's agent or employee. The Lessee shall replace any canceled, adversely changed, restricted or non-renewed policies with new policies acceptable to the City and shall file with the City Certificates of Insurance under the new policies prior to the effective date of such cancellation, adverse change or restriction. If any policy is not timely replaced, in a manner acceptable to the City, the Lessee shall, upon instructions of the City, cease all operations under the Lease until directed by the City, in writing, to resume operations. The Certificate Holder should read:

                                City of Pensacola
                          Department of Risk Management
                                 P.O. Box 12910
                            Pensacola, Fl. 32521-0063

     4. INSURANCE OF THE LESSEE PRIMARY

     The Lessee required coverage shall be considered primary, and all other insurance shall be considered as excess, over and above the Lessee's coverage. The Lessee's policies of coverage will be considered primary as relates to all provisions of the Lease.

          The Lessor agrees that with the exception of any Lessee improvements or Lessee's contents, the Lessor shall maintain property insurance on the leased premises during the term of this lease. If the leased premises are rendered substantially unfit for the occupancy or use herein contemplated by any casualty or peril insured against, the Lessor shall restore the leased premises to the condition existing prior to the occurrence of the insurable casualty or peril. If the leased premises are rendered substantially unfit for the occupancy or use herein contemplated by any casualty or peril other than an insured


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casualty or peril, then Lessor, at Lessor's sole option, may either cause the premises to be restored in which event the rental shall abate or be justly reduced, or terminate this lease provided, however, that Lessor must notify Lessee in writing of its election within thirty (30) days following the date of the occurrence of such casualty or peril. Nothing contained in this section relieves the Lessee from its obligations under the section titled 'Damage to Premises,' contained elsewhere in this Lease."

     LOSS CONTROL AND SAFETY

     The Lessee shall retain control over its employees, agents, servants and subcontractors, as well as control over its invitees, and its activities on and about the subject premises and the manner in which such activities shall be undertaken and to that end, the Lessee shall not be deemed to be an agent of the City. Precaution shall be exercised at all times by the Lessee for the protection of all persons, including employees, and property. The Lessee shall make special effort to detect hazards and shall take prompt action where loss control/safety measures should reasonable be expected.

     HOLD HARMLESS

     The Lessee shall hold harmless the City of Pensacola its subsidiaries or affiliates, elected and appointed officials, employees, volunteers, representatives and agents from any and all claims, suits, actions, damages, liability and expenses in connection with loss of life bodily or personal injury, or property damage, including loss or use thereof, directly or indirectly caused by, resulting from, arising out of or occurring in connection with the performance of this Lease, presence or operations of the Lessee, whether arising solely out of the negligence of the Lessee or not. The Lessee's obligation shall not be limited by, or in any way to, any insurance coverage or by any provision in or exclusion or omission from any policy of insurance.

     PAY ON BEHALF OF THE CITY

     The Lessee agrees to pay on behalf of the City, as well as provide a legal defense for


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     the City, both of which will be done only if and when requested by the
     City, for all claims as described in the Hold Harmless paragraph. Such payment on the behalf of the City shall be in addition to any and all other legal remedies available to the City and shall not be considered to be the City's exclusive remedy.

17) FORCE MAJEURE.

     In the event that the Leased Premises are rendered untenantable by reason of war, acts of God, acts of the public enemy, restrictions or prohibitions of the City, County, State or Federal Government, or any of their respective departments, divisions or agencies, which were not caused by actions of the Lessee or which cannot be remedied or removed exclusively by Lessee, or in the event of the inability of Lessor to provide the space leased hereunder or any part thereof, or in the event that damage or destruction to any facilities at the Port of Pensacola renders the Leased Premises untenantable for reasons other than the fault of Lessee; then the rental and other charges and obligations, except for Lessee's obligations under 10 and 16, will be equitably abated, based upon the extent of the loss of space involved, provided however, if as a result thereof the Leased Premises become unusable for a period of six (6) months, for the entire purpose contemplated hereunder, Lessee may terminate this agreement upon thirty (30) days prior written notice to the Lessor.

18) DEFAULT

     The prompt payment of the rent hereunder at the time the same becomes due and payable and the prompt and faithful performance of all the terms and conditions hereof are the conditions upon which this Lease is made. In the event that Lessee should fail to comply with the terms of this Lease or if it should abandon or vacate the premises before the end of the term hereof, Lessor, at its option, may declare this Lease terminated and all Lessee's right and interest hereunder shall forthwith terminate and Lessor, its agents, employees or attorneys shall have the right to enter the premises and remove all persons therefrom and to accelerate and declare immediately due and payable all unpaid rents or other sums required to be paid to Lessor from Lessee by the terms of this Lease.


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19) PROTECTION AGAINST LIENS

     Lessee shall not incur any indebtedness giving rise to a lien on the premises or Lessee's right therein and the existence of any claim or lien of record for a period in excess of sixty (60) days after written notice thereof to Lessee or sixty (60) days after knowledge thereof by Lessee, shall constitute a material breach of this Lease.

20) NOTICES

     Any notices required by this Lease or by law to be sent to Lessor shall be sufficient if transmitted by registered mail, addressed to Lessor as follows:

                                  PORT DIRECTOR
                                PORT OF PENSACOLA
                             105 East Gregory Square
                            Pensacola, Florida 32501

     Any notices required by this Lease or by law to be sent to Lessee shall be sufficient if transmitted by registered mail, addressed to Lessee as follows:

                        Southern Hardwoods, Incorporated
                             730 S. Barracks Street
                            Pensacola, Florida 32501
                        Attention: Hank Midden, President

21) ADVANCES BY LESSOR

     In the event Lessee shall fail to make payments of any sums required to be paid by Lessee under this Lease other than the payment of rent, Lessor, at its option, may pay such sums for Lessee provided that Lessor has given written notice to Lessee of such unpaid sums and Lessee has failed to pay such sums within sixty (60) days of such notice. All sums so advanced shall be paid by Lessee to Lessor on the fifteenth (15th) day of the month following the advance; and Lessee will pay interest on such advance at the rate of fifteen percent (15%) per annum until paid.

  22) INDEMNITY AGAINST COSTS.

     Lessee shall be liable to Lessor for all reasonable costs, reasonable expenses,


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reasonable attorneys' fees and reasonable damages which may be incurred or sustained by Lessor by reason of Lessee's breach of any of the provisions of this indenture. Any sums due Lessor under the provisions of this paragraph shall constitute a lien against the interest of Lessee in the leased premises and all its property situate thereon to the same extent and on the same conditions as delinquent rent would constitute a lien on said premises and property.

23) TAXES

     The Lessee agrees to pay all taxes levied and assessed upon the demised premises, the leasehold and all improvements built and placed by the Lessee there, together with all special assessments of whatsoever kind levied or assessed against the leasehold property and the leasehold by any other governmental agency empowered to do so.

     Nothing herein shall prevent Lessee from challenging any assessment or any tax to the same extent and in the same manner as may any other property owner, taxpayer or resident of Escambia County. Failure to pay any such tax or assessment during the time in which the same is being challenged pursuant to the right hereby given shall not be construed as a default under the terms of this Leases. Lessee shall have the right to claim any tax exemption applicable to it, the leased premises, the leasehold estate or the business being conducted thereon. The City shall cooperate with the Lessee in furnishing such documents as shall be reasonably requested to perfect any application required for such exemption.

24) NONDISCRIMINATION

     Lessee shall make its accommodations and/or services available to the public on fair and reasonable terms without unjust discrimination on the basis of race, creed, color, sex, age, national origin or disability.

25) SURRENDER

     Lessee shall at the expiration or other termination of this Lease remove all Lessee's goods and effects from the leased premises. Lessee shall deliver to Lessor the Leased Premises and all alterations and additions made to or upon the premises, in the same condition


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as they are at the commencement of the term, or as they were put in during the term thereof, reasonable wear and tear expected. In the event of lessee's failure to remove any of Lessee's property at Lessee's expense, within thirty
(30) days of expiration or termination hereof, Lessor may retain same under Lessor's control or sell at public sale, without notice, any or all of the property not so removed and apply the net proceeds of such sale to the payment of any sum due hereunder, or destroy such property.

26) DAMAGE TO PREMISES

     The Lessee shall be liable for any damage to the Leased Premises caused by the Lessee, its officers, agents, employees, contractors, subcontractors, or anyone acting under its direction or control, ordinary wear and tear expected.

27) HEADINGS

     The headings contained in this Agreement are inserted only as a matter of convenience and for reference and do not define or limit the scope or intent of any provision of this Lease Agreement and shall not be construed to affect in any manner the terms and provisions hereof or the interpretation or construction thereof.

28) REPRESENTATION REGARDING AUTHORITY

     The Lessor represents that it has the authority to enter into this Agreement and grant the rights contained herein to Lessee.

     If Lessee is a corporation, the undersigned warrants and represents that
(1) he/she is an agent of the corporation; (2) he/she is authorized to execute this Lease on the corporation's behalf; and (3) the corporation shall be bound as a signatory to this Lease by his/her execution of this Lease.

29) RELATIONSHIP OF PARTIES

     It is understood that the Lessor is not in any way or for any purpose a partner or joint venturer with, or agent of, Lessee in the use of the Leased Premises or any improvements


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thereon, for any purpose.

30) PARKING AND QUIET ENJOYMENT

     Lessee shall be permitted to use ten (10) parking spaces immediately adjacent to the Leased Premises. The Lessor represents that upon payment of fees when due and upon performance of all other conditions herein, Lessee shall peaceably have, possess, and enjoy the Leased Premises and uses granted herein without hindrance or disturbance from the Lessor, subject to the Lessor's audit, inspection, and maintenance rights contained in this Lease.

31) MISCELLANEOUS

     All legal problems arising out of this transaction and this Lease hereunder shall be governed by the laws of the State of Florida. Venue for any actions arising out of this Lease will lie in Escambia County Florida.

32) ENTIRETY

     This lease contains the entire agreement between the Lessee and the Lessor and supersedes all prior negotiations, representations or agreements, either written or oral.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed on the day and year first written above.





                                                THE CITY OF PENSACOLA

                                               A Municipal Corporation

                                            By: /s/ Thomas J. Bonfield
                                               ---------------------------------
                                                City Manager Thomas J. Bonfield


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ATTEST:


/s/ Shirley F. White
----------------------------------
City Clerk

                                             SOUTHERN HARDWOODS, INCORPORATED

ATTEST:                                      A Florida Corporation


                                            /s/ [ILLEGIBLE]
----------------------------------          --------------------------------
Secretary                                   Its President

WITNESSES:

/s/ [ILLEGIBLE]
----------------------------------
                                            [SEAL]
/s/ [ILLEGIBLE]
----------------------------------


Approved as to Content:                     Approved as to Form and Execution


/s/ [ILLEGIBLE]                             /s/ [ILLEGIBLE]
----------------------------------          --------------------------------
Port Director                               City Attorney


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                                    EXHBIT A

                                    PROPOSED

[MAP]                               SOUTHERN

                                   HARDWOODS

                                RENTAL PROPERTY